Exhibit 10f

CONSULTANT AGREEMENT

This Consultant Agreement (the “Agreement”), effective as of August 1, 2009, is made by and between Verizon Communications Inc. (the “Company”) and Doreen A. Toben (the “Consultant”).

1.    Consulting Services.  The Company hereby retains the Consultant to provide assistance in connection with the Company’s agreement to spin-off and merge its North Central Area Region with Frontier Communications and to provide other consulting services in which the Consultant has specific knowledge and expertise (“Consulting Services”). Consulting Services will include, but shall not be limited to, providing advice and consultation to the Company.

2.    Term of Agreement.  This Agreement will begin on the effective date written above and continue for one year from the effective date, at which time the Agreement will terminate by its terms.

3.    Compensation.  The Consultant shall be compensated at a rate of $125,000 per month for each month that this Agreement remains in effect and in which the Consultant performs Consulting Services under this Agreement on behalf of the Company. In addition, the Consultant will be reimbursed for all reasonable expenses incurred with respect to the performance of any duties under this Agreement upon presentation of acceptable documentation evidencing such expenses.

4.    Performance Standard.  The Consultant shall perform all Consulting Services provided hereunder to the satisfaction of the Company. Consultant’s contact at the Company shall be John Killian, Executive Vice President and Chief Financial Officer, at the address set out in Paragraph 11 (“Notices”).

5.    Performance Schedule and Availability.  The Consultant will be required to be available to the Company on a reasonable basis in order to perform the Consulting Services under this Agreement. The Company shall provide reasonable advance notice of any meetings and conferences that require the Consultant’s attendance.

6.    Delegation and Assignment.  The Consultant recognizes that the Company’s primary reason for entering into this Agreement is to benefit from her personal services and that she is central to the performance of this Agreement. The Consultant may not assign, subcontract or delegate the performance of the Consulting Services or other duties under this Agreement.

7.    Independent Contractor.  Both the Company and the Consultant agree that the Consultant will act as an independent contractor with respect to the Company in the performance of the Consulting Services under this Agreement. Accordingly, the Consultant acknowledges that she will not be eligible for any benefits provided by the Company to its employees. The Consultant shall be solely responsible for arranging withholding and payment of all taxes arising out of the Consultant’s activities in accordance with this Agreement. The Consultant shall not represent directly or indirectly that she is an agent or legal representative of the Company, nor shall the Consultant incur any liabilities or obligations of any kind in the name of or on behalf of the Company except as specifically authorized in writing by the Company. While this Agreement is in effect, the Consultant shall comply with all applicable terms and conditions of the Verizon Code of Conduct. In addition, the Consultant shall comply with all applicable federal, state, and local laws, ordinances and regulations.

8.    Confidential Information.  It is understood that, during the performance of this Agreement, information will be communicated to the Consultant of a highly privileged or confidential nature. This information is the property of the Company, and the Consultant agrees that she will not use, directly or indirectly, any such information for her benefit or the benefit of any third party. The Consultant further agrees that she will not make any oral or written disclosure of such information, except as expressly authorized by the Company. Upon termination, cancellation, or expiration of this Agreement, or upon request by the Company, the Consultant shall return all repositories of confidential and proprietary information, in whatever form, to the Company and shall not retain copies or other records of such information. In addition, the Consultant agrees to continue to comply with all of the obligations contained in her Long-Term Incentive Agreements during the period of time that she is providing Consulting Services under this Agreement and for an additional one-year period after the end of this Agreement.

9.    Conflicts of Interest.  The Consultant agrees to refrain from accepting or conducting assignments from any person, firm or company during the term of this Agreement which would conflict with or impair an unbiased performance of the Consulting Services or other duties under this Agreement.

10.    Default.  If either party fails to perform any material obligation under this Agreement or violates any material term or condition of this Agreement, and such failure or violation is not cured within ten (10) business days following receipt of a default notice from the other party, then the other party shall have the right to immediately terminate this Agreement upon written notice to the defaulting party. Upon such termination, the Consultant shall be paid a prorated portion for any services rendered, and any expenses incurred, in accordance with this Agreement. In addition to the foregoing, the Consultant acknowledges that if there is a breach of any of the covenants and commitments contained in Sections 8 or 13 of this Agreement, the Consultant shall be obligated to immediately repay the payments provided under this Agreement.

11.    Notices.  All notices or other communications required to be given hereunder shall be in writing and, in all cases, properly addressed to such other party as set forth below or at such other address as may be specified by either party hereto by written notice sent or delivered in accordance with the terms hereof:

Company:	John Killian
Executive Vice President and Chief Financial Officer
Verizon Communications
One Verizon Way
Basking Ridge, NJ 07920

Consultant:	Doreen Toben

12.    Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and replaces any prior or contemporaneous undertakings, commitments or agreements, oral or written, as to its subject matter. This Agreement may be modified or amended only by an instrument in writing signed by authorized representatives of the parties on or after the date hereof. Notwithstanding the foregoing, the terms and conditions in this Agreement shall be in addition to the Consultant’s obligations that are contained in the General Release that the Consultant executed in conjunction with her separation from the Company effective as of June 26, 2009. Thus, all terms and conditions of the General Release shall remain in full force and effect.

13.    Non-Disparagement.  The Consultant specifically agrees to take no action that would cause any Verizon Company (including its present and former employees, officers, directors, and shareholders) embarrassment or humiliation or otherwise cause or contribute to any Verizon Company (including its present and former employees, officers, directors, and shareholders) being held in a negative light or in disrepute by the general public or any Verizon Company’s clients, shareholders, customers, federal or state regulatory agencies, employees, agents, officers, or directors.

14.    Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.    No Conflicting Contracts.  Each party represents that it is not a party to any contracts with any other entity or individual that would interfere with or prevent its compliance with the terms and provisions of this Agreement.

16.    Severability.  Should any provision of this Agreement be invalidated or rendered void by a court of competent jurisdiction, such decision shall not affect the remaining provisions, which will remain in full force and effect as if the invalid or void provision had not been included in the original Agreement.

17.    Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date or dates indicated below to be effective as of the date specified above.

COMPANY:	CONSULTANT:

Verizon Communications Inc.

By	By
John Killian		Doreen A. Toben

Date	Date

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